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                                                                   EXHIBIT 12.01

                    STATEMENT REGARDING COMPUTATION OF RATIOS

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
                                                                         YEAR ENDED MARCH 31,
                                                                         --------------------
                                                                  2003          2002           2001
                                                                  ----          ----           ----
Fixed charges:
   Interest expense, including amortization of debt
   expense                                                    $ 21,166,000   $  9,169,000   $         --
   Assumed interest element in rent                              3,750,000      3,750,000      3,450,000

   Total fixed charges                                          24,916,000     12,919,000      3,450,000
Earnings:
   Income before income taxes                                  363,631,000     45,498,000    140,780,000
   Fixed charges per above                                      24,916,000     12,919,000      3,450,000
   Total earnings                                             $388,547,000   $ 58,417,000   $144,230,000
Ratio of earnings to fixed charges                                   15.59x          4.52x         41.81x
Deficiency of earnings available to cover fixed charges                 --             --             --
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